May 2007	Filed pursuant to Rule 433 / Dated April 30, 2007 Relating to Preliminary Pricing Supplement No. 276 dated April 30, 2007 Registration Statement No. 333-131266

100% Principal Protected $25 Capital Appreciation Notes due June 26, 2017 Linked to the Common Stocks of 130 Companies
The stock-linked payment amount offers a maximum yield of 13.50% which may be reduced as described herein
The 100% Principal Protected $25 Capital Appreciation Notes provide investors with exposure to 130 companies. They are for investors who are concerned about principal risk and who are willing to forgo market interest rates in exchange for principal protection and a total payment at maturity equal to the $25 principal amount plus a stock-linked payment equal to $68.16 less $5.68 for each portfolio stock that experiences a stock event prior to maturity.

S U M M A R Y T E R M S
Issuer:	Morgan Stanley
Issue price:	$25 per note
Principal amount:	$25 per note
Pricing date:	, 2007
Original issue date:	, 2007
Maturity date:	June 26, 2017
Principal protection:	100%
Interest:	None
Payment at maturity:	A total return consisting of the protected principal amount of $25 plus the stock-linked payment (if any).
Stock-linked payment:	The stock-linked payment will be an amount based on the number of portfolio stocks which experience a stock event during the valuation period, as set out in the following table
	Stock events	Stock-linked payment	Total return	Equivalent yield	Stock events	Stock-linked payment	Total return	Equivalent yield
	0	$68.16	$93.16	13.5%	7	$28.40	$53.40	7.7%
	1	$62.48	$87.48	12.8%	8	$22.72	$47.72	6.5%
	2	$56.80	$81.80	12.1%	9	$17.04	$42.04	5.2%
	3	$51.12	$76.12	11.4%	10	$11.36	$36.36	3.8%
	4	$45.44	$70.44	10.6%	11	$5.68	$30.68	2.0%
	5	$39.76	$64.76	9.7%	12+	$0.00	$25.00	0.0%
	6	$34.08	$59.08	8.7%
Portfolio stocks:	The common stocks of the portfolio stock issuers.
Portfolio stock issuers:	The 130 companies listed on page 12.
Stock events:	Either: • the closing price of the portfolio stock decreases 90% or more from the closing price of such portfolio stock on the pricing date; or • the portfolio stock issuer experiences a bankruptcy
Valuation period:	The period beginning on and including the pricing date, to and including the valuation date.
Valuation date:	June 22, 2017, subject to adjustment for market disruption events.
CUSIP:	617446H69
Listing:	None
Agent:	Morgan Stanley & Co. Incorporated
Agent’s commissions:			Price to public		Agent’s commissions(1)		Proceeds to company
	Per Note		$		$		$
	Total		$		$		$
(1)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THIS OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 276, dated April 30, 2007
Prospectus Supplement dated January 25, 2006	Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

100% Principal Protected $25 Capital Appreciation Notes due June 26, 2017

Investment Overview

The 100% Principal Protected $25 Capital Appreciation Notes due June 26, 2012 (the “notes”), provide investors with an opportunity to gain exposure to the 130 portfolio stocks with no downside risk to their initial investment if the notes are held to maturity. At maturity, the notes will pay a total return consisting of the protected principal amount of $25 plus a stock-linked payment equal to $68.16 less $5.68 for each portfolio stock that experiences a stock event during the period from the pricing date to and including the valuation date. If twelve or more portfolio stocks experience a stock event, the stock-linked payment will equal $0 and you will receive only the protected principal amount of $25. The notes do not pay interest.

Maturity:	10 years

Protection at maturity:	100%

Interest:	None

Payment at maturity:	$25 plus a stock-linked payment equal to $68.16 less $5.68 for each portfolio stock that experiences a stock event

Portfolio Stocks Overview

The portfolio stocks are the common stocks of 130 companies listed on page 12. We may change the portfolio stocks on any day prior to the pricing date provided that by doing so, we do not materially alter the average credit rating of the portfolio. According to Standard and Poor’s (“S&P”) industry categories, the industry distribution of the portfolio stocks as of April 25, 2007 is as follows:

Historical price volatility of the portfolio stocks

The chart below provides an indication of the volatility in the closing prices of the portfolio stocks for successive ten-year periods beginning on each day from May 30, 1986 to March 30, 1997 and, therefore, covering the twenty-one year period from May 30, 1986 through March 30, 2007. Each point on the horizontal axis represents one of the ten-year periods. Each point on the vertical axis represents the number of portfolio stock issuers which experienced the corresponding decline in their closing price within that ten-year period. Accordingly, each plotted point on the chart indicates the number of portfolio stocks that were trading in any ten-year period (each, a “10 Year Cohort”) that experienced a 25%, 50% or 90% decline in their closing prices over each ten-year period. Any portfolio stock that was not trading on the first day of any ten-year period was not included in the period.

For example, for the ten-year period beginning August 4, 1986 (marked by arrow “A” on the chart), the chart indicates that 35 out of 72 portfolio stocks then trading and comprising that “A” 10 Year Cohort, experienced a 25% decline in price, 13 out of the “A” 10 Year Cohort experienced a 50% decline in price and two out of the “A” 10 Year Cohort experienced a

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100% Principal Protected $25 Capital Appreciation Notes due June 26, 2017

90% decline in price. Similarly, for the ten-year period beginning March 27, 1990 (marked by arrow “B” on the chart), the corresponding figures were: 42 out of 78 portfolio stocks then trading and comprising that “B” 10 Year Cohort, experienced a 25% decline, 12 out of the “B” 10 Year Cohort experienced a 50% decline and one out of the “B” 10 Year Cohort experienced a 90% decline in price. For the ten-year period beginning May 20, 1996 (marked by arrow “C” on the chart), 60 out of 105 portfolio stock issuers then trading and comprising that “C” 10 Year Cohort, experienced a 25% decline, 15 out of the “C” 10 Year Cohort experienced a 50% decline and none of the “C” 10 Year Cohort experienced a 90% decline in price.

At no time after May 10, 1990, were there any portfolio stock issuers that experienced a 90% decline in price during any ten year period. In addition, the average during all ten year periods of all portfolio stock issuers that experience a 90% decline in price was 0.69 issuers. Further, at no time were there more than two portfolio stock issuers in any 10 Year Cohort that experienced a 90% decline in price.

Historical Stock Price Data for 10 Year Cohorts

80
70
60
50
40
30
20
10
0
# of Portfolio Issuers
A
B
C
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
10 Year Cohorts Beginning in
25%
50%
90%
6
5
4
3
2
1
0
# of Portfolio Issuers
10/1989
11/1989
12/1989
01/1990
02/1990
03/1990
04/1990
05/1990
06/1990
07/1990
08/1990
09/1990
10 Year Cohorts Beginning in
25%
50%
90%

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Past performance of the portfolio stocks is no indication of future performance of the portfolio stocks, and it is possible that the portfolio stocks could be more volatile in the future than they have been historically or that they could be adversely affected by a severe economic downturn affecting one or more sectors of the economy. In that regard, the portfolio stock issuers are companies that have not experienced a bankruptcy over this period. Consequently, these historical data could be expected to show fewer portfolio stocks that have experienced 90% declines in closing price than might be true of either (i) a group of similar issuers picked in 1986 without foreknowledge that each would survive without experiencing a bankruptcy or (ii) this group of 130 portfolio stock issuers over the ten-year term of the notes.

Twenty-one of those portfolio issuers had not commenced trading as early as March 30, 1997. However, as of March 30, 2007, none of the portfolio stock issuers had experienced a 90% decline in stock price from the time they first started trading.

Credit ratings of the portfolio stock issuers

Of the 130 portfolio stock issuers, 80% are rated BBB by S&P, 19.2% are rated A and 0.8% are rated AA. Of 129 portfolio stock issuers, 82.3% are rated Baa by Moody’s Investors Service (“Moody’s”), 16.2% are rated A and 1.5% are rated Aa. Moody’s has not assigned a rating to Cemex S.A.B de C.V. Accordingly, all 130 portfolio stock issuers are rated investment grade by S&P and 129 portfolio stock issuers are rated investment grade by Moody’s.

In the following tables we present some historical information about the experience of credit defaults, including, but not limited to, those occurring due to bankruptcy, for issuers with credit ratings similar to those of the portfolio stock issuers. There may, of course, be portfolio stocks that experience a stock event due to a 90% or greater decline in closing price without the portfolio stock issuer having experienced a bankruptcy. The credit ratings cited above reflect the respective opinions of S&P and Moody’s as to a portfolio stock issuer’s overall financial capacity (its creditworthiness) to pay its financial obligations. Investors have found credit ratings to be one useful factor in evaluating the likelihood that a company may default on its obligations and possibly experience a bankruptcy. Credit ratings should not be viewed in any way as an indication of future stock performance. In that regard, in the event of a bankruptcy of a portfolio stock issuer we expect that the closing price of portfolio stock would generally decline by 90% or more during the period leading up to or during the bankruptcy. However, it is possible that a portfolio stock issuer could experience a bankruptcy without such a decline in its stock price.

The ratings of the portfolio stock issuers set forth on page 12 and cited above are not indicative of any future ratings of the portfolio stock issuers nor indicative of a rating of the overall portfolio. The ratings of the portfolio stock issuers may be downgraded at any time due to the negative performance or outlook of the portfolio stock issuers.

Historical default rates for corporate issuers by credit rating

S&P and Moody’s have performed studies from time to time of historical default rates for issuers which may be useful to you in evaluating the likelihood that a portfolio stock issuer with a particular credit rating may experience a bankruptcy. The S&P data presented below is extracted from the “Annual 2006 Global Corporate Default Study and Rating Transitions” published on January 31, 2006 by S&P (the “S&P Study”) and the Moody’s data presented below is extracted from the “Default and Recovery Rates of Corporate Bond Issuers, 1920-2005” published in January 2006 by Moody’s (the “Moody’s Study”). The data tracks payment defaults and certain restructurings in addition to bankruptcies. For purposes of the S&P Study and the Moody’s Study, a default for an issuer is generally recorded on the first occurrence of a payment default on any obligation, rated or unrated, other than a financial obligation subject to a bonafide commercial dispute, and upon a distressed exchange, when debtors are coerced to accept substitute instruments with less favorable terms than those of the original obligations, as well as upon the issuer’s bankruptcy. However, even though a portfolio stock issuer could experience a default, as the term is used in the S&P Study and the Moody’s Study, without experiencing a bankruptcy, we believe that the data provides a useful indicator of bankruptcy rates.

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Other studies or analyses using other data or applying other methodologies may yield historical default rates higher than those calculated by the S&P Study and/or the Moody’s Study. In addition, both S&P’s and Moody’s methodology includes certain assumptions that may cause actual experience to deviate from these results.

Although the data presented below is based on the S&P Study and Moody’s Study, neither S&P nor Moody’s was involved in the preparation of the material in this pricing supplement and neither take responsibility for its accuracy or completeness. In addition, neither S&P nor Moody’s have reviewed the terms of the notes nor will they rate them.

Cumulate Average Default Rates

In the table below, we have presented the cumulative average default rates for issuers with the specified ratings that correspond to the ratings of the portfolio stock issuers. “Cumulative default rates” measure the percentage of all those S&P and Moody’s rated issuers that carried a specified rating at the beginning of a ten-year period that had experienced a default by the end of the ten-year period. The “cumulative average default rate” is the average of the cumulative default rates for, in the case of the S&P data, the 17 ten-year periods beginning in January of each year from 1981 to January 1996 (therefore covering the years 1981 through January 2006) and, in the case of the Moody’s data, the 26 ten-year periods beginning in January of each year from 1970 to January 1996 (therefore covering the years 1970 through January 2006). We have used ten-year periods because the notes have a ten-year term.

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100% Principal Protected $25 Capital Appreciation Notes due June 26, 2017

The corresponding table below shows the maximum and minimum cumulative default rates for the periods covered above, as well as the mean and standard deviation of such default rates from the mean.

S&P Cumulative Default Rate for Ten-year Cohorts 1981-1996*
				Standard
	Mean	Max	Min	Deviation from the Mean
AA	0.99%	2.42%	0.27%	0.78%
A	1.97%	3.83%	0.70%	0.93%
BBB	5.50%	8.75%	2.29%	1.80%

* Source: Morgan Stanley based on data presented in Table 22 of Standard & Poor’s “Annual 2005 Global Corporate Default Study and Rating Transitions,” January 2006.

Moody’s Cumulative Default Rate for Ten-year Cohorts 1970-1996*
				Standard
	Mean	Max	Min	Deviation from the Mean
Aa	0.89%	2.55%	0.00%	0.80%
A	1.53%	4.69%	0.00%	1.30%
Baa	4.87%	9.88%	1.13%	2.19%

* Source: Morgan Stanley based on data presented in Exhibit 42 “Cumulative Issuer-Weighted Global Corporate Default Rates by Annual Cohort, 1970-2005” in “Default and Recovery Rates of Corporate Bond Issuers, 1920-2005”, January 2006

Average historical default rates for portfolio with comparable distribution of ratings

We present below two charts based on S&P and Moody’s data, respectively, showing the cumulative default rates that would have occurred in the charted ten-year periods with respect to a group of 130 issuers with the distribution of ratings by S&P and Moody’s respectively, as measured at the beginning of each ten-year period, comparable to that of the distribution of ratings of the portfolio stock issuers as of the date of this pricing supplement (for each ten-year period, a “Weighted Average Cohort”). The ten-year periods in the S&P chart begin in January of each year from 1981 to January 1996 and, therefore, cover the years 1981 through 2006. The ten-year periods in the Moody’s chart begin in January of each year from 1970 to January 1996, and, therefore, cover the years 1970 through 2006. The charts are based on S&P’s and Moody’s respective historical data on cumulative default rates for all issuers rated in particular ratings categories. For each ten-year period the charts indicates the number of the issuers in the applicable Weighted Average Cohort that would have experienced a default by the end of the relevant ten-year period.

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100% Principal Protected $25 Capital Appreciation Notes due June 26, 2017

Using the average historical default rates and average historical stock price declines for 10 year periods shown in the graphs above, and assuming defaults and stock price declines are discrete occurrences (i.e. none of the stock price declines was caused by a default), we can derive an average number of stock events based on such historical data.

Based on S&P’s average historical default rates of 6.23 issuers, and the average number of historical stock price declines of 0.69, the implied average number of historical stock events is 6.92, which would be comparable to an equivalent yield on the notes of 7.8% . Using the Moody’s average historical default rates of 5.55 issuers, and the average number of historical stock price declines of 0.69, the implied average number of historical stock events is 6.24, which would be comparable to an equivalent yield on the notes of 8.5% . Using the average of the S&P and Moody’s average historical default historical stock events of 6.58, the equivalent yield on the notes would be 8.2%.

The incidence of bankruptcies for the portfolio stock issuers may be higher than the incidence of default rates indicated by the S&P Study and the Moody’s Study summarized in the table above and there can be no assurance that you will achieve a yield greater than 0%.

The S&P and Moody’s historical default rates for the particular credit rating levels and for the Weighted Average Cohorts depicted in the tables above represent an average measure of default incidence, during the relevant period, for issuers rated by S&P and Moody’s, respectively, at the beginning of the period. There can be no assurance that actual default rates for the portfolio stock issuers will occur in the future at or near the historical average level or that default rates will not be worse than the worst historical levels observed by S&P and Moody’s, respectively, over the periods covered in the table above. Furthermore, the portfolio stock issuers with a specific S&P or Moody’s rating will not necessarily be representative of all issuers of debt securities with that rating. In addition, the concentration within the portfolio of portfolio stock issuers in particular industries or specific geographic areas will be different than the market as a whole as represented by the historical data, which may lead to higher levels of defaults than the historical average. For these and other reasons, the historical default rate data presented above may vary from and perhaps be significantly better than the default rates (and corresponding bankruptcy rates) that will occur for the portfolio stock issuers. In particular, default rates have demonstrated significant volatility from year to year, and a relatively small negative deviation from the historical averages could result in the occurrence of a greater number of stock events, a reduced stock-linked payment at maturity and, consequently, a lower equivalent yield or no yield on the notes.

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100% Principal Protected $25 Capital Appreciation Notes due June 26, 2017

Key Investment Rationale

Investors can use the notes to gain limited upside exposure to the performance of the 130 portfolio stock issuers while protecting 100% of the invested principal in exchange for forgoing current yield or interest.

Protect Principal	■	100% principal protection at maturity regardless of whether stock events occur.

Access	■	Exposure to whether stock events occur in respect of the 130 portfolio stocks.

Best case	■	Few or none of the portfolio stocks experience a stock event and you receive a total return at
scenario		maturity that represents an equivalent yield to maturity well above current market interest rates and as high as 13.50%.

Worst case	■	Twelve or more portfolio stocks experience a stock event and you receive the $25 protected
scenario		principal amount plus a stock-linked payment of $0. Your equivalent yield would be 0%.

Summary of Selected Key Risks (see page 20)

■	No interest payments; no guarantee of a positive return at maturity on the protected principal amount of $25

■	Exposure to the closing price risk of each portfolio stock

■	Closing price of a portfolio stock on the pricing date may be significantly higher than historical averages

■	A bankruptcy of a portfolio stock issuer will lower the equivalent yield on the notes

■	The number of stock events the portfolio stocks will experience is not predictable

■	The portfolio stock issuers are concentrated in certain geographic areas and industry groups

■	It is likely that reorganization events will affect some portfolio stocks during the term of the notes and that some portfolio stocks will be replaced by successor portfolio stocks

■	Following a merger between two or more portfolio stock issuers, a single stock event affecting the surviving entity will be counted more than once

■	Certain mergers may cause the price used to calculate a stock event for the resulting entity to be adjusted upward

■	The portfolio stocks may change following certain corporate events

■	In respect of two portfolio stock issuers, a subsidiary portfolio stock issuer may replace the parent portfolio stock issuer

■	Market price of the notes may be influenced by many unpredictable factors

■	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

■	No affiliation with the portfolio stock issuers

■	Investing in the notes is not equivalent to investing in the portfolio stocks

■	Issuer’s credit ratings may affect the market value

■	Economic interests of the calculation agent may be potentially adverse to the investors

■	Secondary trading may be limited

■	Hedging and trading activity could adversely affect the price of the portfolio stocks and the value of the notes

■	Credit risk to Morgan Stanley whose credit rating is currently Aa3/A+.

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100% Principal Protected $25 Capital Appreciation Notes due June 26, 2017

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest, and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus. At maturity, an investor will receive a total payment consisting of the $25 protected principal amount plus a stock-linked payment equal to $68.16 less $5.68 for each portfolio stock that experiences a stock event prior to maturity. In no event will the payment at maturity be less than the protected principal amount of $25.

Expected Key Dates

Pricing date:	Original issue date:	Maturity date:
, 2007	, 2007	June 26, 2017

Key Terms
Issuer:	Morgan Stanley

Issue price:	$25 per note

Principal amount:	$25 per note

Principal protection:	100% at maturity

Interest:	None

Payment at maturity:	A total return consisting of the protected principal amount of $25 plus the stock-linked payment (if any)

Stock-linked payment:	The stock-linked payment will be an amount based on the number of portfolio stocks which experience a stock event during the valuation period, as set out in the following table.
Stock events	Stock-linked payment	Total return	Equivalent yield	Stock events	Stock-linked payment	Total return	Equivalent yield
0	$68.16	$93.16	13.5%	7	$28.40	$53.40	7.7%
1	$62.48	$87.48	12.8%	8	$22.72	$47.72	6.5%
2	$56.80	$81.80	12.1%	9	$17.04	$42.04	5.2%
3	$51.12	$76.12	11.4%	10	$11.36	$36.36	3.8%
4	$45.44	$70.44	10.6%	11	$5.68	$30.68	2.0%
5	$39.76	$64.76	9.7%	12+	$0.00	$25.00	0.0%
6	$34.08	$59.08	8.7%
The equivalent yield to maturity presented above represents the equivalent annualized return on the notes, compounded semi-annually, for the corresponding stock-linked payments on the notes.

Portfolio stocks:	The common stocks of the portfolio stock issuers.

Portfolio stock issuers:	The 130 companies listed on page 12. We may change the common stocks of the portfolio on any day prior to the pricing date provided that by so changing the common stocks, we do not materially alter the average credit rating of the portfolio.

Stock events:	Either:
• the closing price of the portfolio stock multiplied by the exchange factor for the portfolio stock decreases 90% or more from the closing price of such portfolio stock on the pricing date; or
• the portfolio stock issuer experiences a bankruptcy (see “Description of Notes – Bankruptcy” in the preliminary pricing supplement).
Two portfolio stock issuers have a subsidiary portfolio stock issuer against which the bankruptcy stock event will be assessed in lieu of the parent portfolio stock issuer.

Valuation period:	The period beginning on and including the pricing date, to and including the valuation date.

Valuation date:	June 22, 2017, subject to adjustment for market disruption events.

Exchange factor:	Initially 1.0 for each portfolio stock, subject to adjustment for corporate events. See “Description of Notes – Antidilution Adjustment and Successor Provisions” in the preliminary pricing supplement.

Postponement of maturity date:	If a market disruption event or a potential bankruptcy event with respect to any portfolio stock occurs on the scheduled valuation date or if such date is not otherwise a trading day, the maturity date will be postponed until the second scheduled trading day following the last valuation date as postponed.

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General Information

Listing: CUSIP: Tax considerations:

None

617446H69

The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices.” Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, regardless of whether any stated interest is payable on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. If the notes were priced on April 25, 2007, the “comparable yield” would be a rate of 5.55% per annum compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different than the comparable yield set forth above. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $25) consists of projected amount equal to $43.3555 due at maturity. The actual comparable yield and the projected payment schedule of the notes will be updated in the final pricing supplement. You should read the discussion under “Description of Notes — United States Federal Income Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee: Underwriter: Calculation agent: Contact:

The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)

Morgan Stanley & Co. Incorporated (“MS & Co.”)

MS & Co.

You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225-7000)

This offering summary represents a summary of the terms and conditions of the notes. We encourage you to read the preliminary pricing supplement, prospectus supplement and prospectus related to this offering which can be accessed via the hyperlinks on the front page of this document.

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100% Principal Protected $25 Capital Appreciation Notes due June 26, 2017

Payment at Maturity

At maturity, investors receive a total return consisting of the protected principal amount of $25 + the stock-linked payment (if any).

The stock-linked payment is based on the number of portfolio stocks which experience a stock event and is calculated as follows:

Number of Portfolio
Stocks which Experience	Stock-linked Payment	Total Return at Maturity	Equivalent Yield to
a Stock Event			Maturity
0	$68.16	$93.16	13.5%
1	$62.48	$87.48	12.8%
2	$56.80	$81.80	12.1%
3	$51.12	$76.12	11.4%
4	$45.44	$70.44	10.6%
5	$39.76	$64.76	9.7%
6	$34.08	$59.08	8.7%
7	$28.40	$53.40	7.7%
8	$22.72	$47.72	6.5%
9	$17.04	$42.04	5.2%
10	$11.36	$36.36	3.8%
11	$5.68	$30.68	2.0%
12 and greater	$0.00	$25.00	0.0%

The equivalent yield to maturity presented above represents the equivalent annualized return on the notes, compounded semi-annually, for the corresponding stock-linked payments on the notes. For example, if you received a stock-linked payment of $34.08 (giving you a total return of $59.08), this would be equivalent to receiving 8.7% annually on the notes, compounded semi-annually.

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Portfolio Stocks

Portfolio Stock					S&P	Moody's
Issuer	Exchange	Ticker Symbol	Common Stock	S&P Industry	Rating[1,2,3]	Rating[1,2,4]

Akzo Nobel N.V.	AEX	AKZA	Common Shares	Chemical/plastics	A-	A3

Telecommunications/
ALLTEL Corporation	NYSE	AT	Common Stock	cellular communications	A- *-	A2

Altria Group, Inc.	NYSE	MO	Common Stock	Beverage and tobacco	BBB+	Baa1

Containers and glass
Amcor Limited	ASX	AMC	Ordinary Shares	products	BBB	Baa1 *-

American Standard
Companies Inc.	NYSE	ASD	Common Stock	Industrial equipment	BBB-	Baa3 *-

Anadarko Petroleum
Corporation	NYSE	APC	Common Stock	Oil and gas	BBB-	Baa3

Aon Corporation	NYSE	AOC	Common Stock	Insurance	BBB+	Baa2

Arrow Electronics, Inc.	NYSE	ARW	Common Stock	Electronics/electric	BBB-	Baa3

Retailers (except food
AutoZone, Inc.	NYSE	AZO	Common Stock	and drug)	BBB+	Baa2

Broadcast radio and
Belo Corp.	NYSE	BLC	Series A	television	BBB-	Baa3

Boston Scientific
Corporation	NYSE	BSX	Common Stock	Health care	BBB	Baa3
Leisure

Brunswick Corporation	NYSE	BC	Common Stock	goods/activities/movies	BBB+	Baa1

Burlington Northern Santa
Fe Corporation	NYSE	BNI	Common Stock	Rail industries	BBB	Baa1

Cadbury Schweppes	LSE	CSG	Ordinary Shares	Beverage and tobacco	BBB *	Baa2 *-

Public Limited Company
Capital One Financial
Corporation	NYSE	COF	Common Stock	Financial intermediaries	BBB+	A3

Cardinal Health, Inc.	NYSE	CAH	Common Shares	Food/drug retailers	BBB	Baa2

Broadcast radio and
CBS Corporation	NYSE	CBS	Class B	television	BBB	Baa3

Building and
CEMEX S.A. de C.V.	MSE	CX	CPO	development	BBB *-

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Portfolio Stock					S&P	Moody's
Issuer	Exchange	Ticker Symbol	Common Stock	S&P Industry	Rating[1,2,3]	Rating[1,2,4]

Building and
Centex Corporation	NYSE	CTX	Common Stock	development	BBB	Baa2

Telecommunications/
CenturyTel, Inc.	NYSE	CTL	Common Stock	cellular communications	BBB	Baa2

Ciba Specialty Chemicals	SWX	CIBN	Ordinary Shares	Chemical/plastics	BBB	Baa2

Holding Inc.
CIT Group Inc.	NYSE	CIT	Common Stock	Financial intermediaries	A	A2

CNA Financial
Corporation	NYSE	CNA	Common Stock	Insurance	BBB-	Baa3

Commercial Metals
Company	NYSE	CMC	Common Stock	Steel	BBB	Baa2

COMPHANHIA VALE DO				Nonferrous
RIO DOCE	BOVESPA	VALE5	Common Shares	metals/minerals	BBB	Baa3

Computer Sciences				Business equipment and
Corporation	NYSE	CSC	Common Stock	services	A-	A3

Con-way Inc.	NYSE	CNW	Common Stock	Surface transport	BBB	Baa3

Costco Wholesale				Retailers (except food
Corporation	NASDAQ	COST	Common Stock	and drug)	A	A2

CSX Corporation	NYSE	CSX	Common Stock	Rail industries	BBB	Baa2

Cummins Inc.	NYSE	CMI	Common Stock	Automotive	BBB-	Baa3

Cytec Industries Inc.	NYSE	CYT	Common Stock	Chemical/plastics	BBB-	Baa3

Building and
D.R. Horton, Inc.	NYSE	DHI	Common Stock	development	BBB-	Baa3

DaimlerChrysler AG	FSE	DCX	Ordinary Shares	Automotive	BBB	Baa1

Darden Restaurants, Inc.	NYSE	DRI	Common Stock	Food service	BBB+	Baa1

Telecommunications/
Deutsche Telekom AG	FSE	DTE	Ordinary shares	cellular communications	A-	A3

Eastman Chemical
Company	NYSE	EMN	Common Stock	Chemical/plastics	BBB	Baa2

May 2007	Page 13

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Portfolio Stock					S&P	Moody's
Issuer	Exchange	Ticker Symbol	Common Stock	S&P Industry	Rating[1,2,3]	Rating[1,2,4]

Telecommunications/
Embarq Corporation	NYSE	EQ	Common Stock	cellular communications	BBB-	Baa3

Exelon Corporation	NYSE	EXC	Common Stock	Utilities	BBB+ *-	Baa2

Leisure goods/
EXPEDIA, Inc.	NASDAQ	EXPE	Common Stock	activities/movies	BBB-	Baa3

Federated Department				Retailers (except food
Stores, Inc.	NYSE	FD	Common Stock	and drug)	BBB	Baa2

FedEx Corporation	NYSE	FDX	Common Stock	Surface transport	BBB	Baa2

Fortune Brands, Inc.	NYSE	FO	Common Stock	Home furnishings	BBB	Baa2

Gannett Co., Inc.	NYSE	GCI	Common Stock	Publishing	A-	A3

GATX Corporation
GATX Financial
Corporation[5]	NYSE	GMT	Common Stock	Surface transport	BBB+	Baa1

GlobalSantaFe
Corporation	NYSE	GSF	Ordinary Shares	Oil and gas	A-	Baa1

H. J. HEINZ COMPANY	NYSE	HNZ	Common Stock	Food products	BBB	Baa2

Hanson PLC	LSE	HNS	Ordinary shares	Conglomerates	BBB+	Baa1

Leisure goods/
Hasbro, Inc.	NYSE	HAS	Common Stock	activities/movies	BBB-	Baa3

Health Care Property
Investors, Inc.	NYSE	HCP	Common Stock	REITs and REOCs	BBB	Baa3

Humana Inc.	NYSE	HUM	Common Stock	Insurance	BBB	Baa3

Telecommunications/
IAC/InterActiveCorp	NASDAQ	IACI	Common Stock	cellular communications	BBB-	Baa3

ICICI BANK LIMITED	BSE	ICICIBC	Equity Shares	Financial intermediaries	BBB-	Baa2

Imperial Tobacco Group
PLC	LSE	IMT	Ordinary shares	Beverage and tobacco	BBB *-	Baa3

International Paper
Company	NYSE	IP	Common Stock	Forest products	BBB	Baa3

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Portfolio Stock					S&P	Moody's
Issuer	Exchange	Ticker Symbol	Common Stock	S&P Industry	Rating[1,2,3]	Rating[1,2,4]

J. C. Penney Company,				Retailers (except food
Inc.	NYSE	JCP	Common Stock	and drug)	BBB-	Baa3

Jones Apparel Group,
Inc.	NYSE	JNY	Class A	Clothing/textiles	BBB-	Baa3

Koninklijke Philips
Electronics N.V.	AEX	PHIA	Common Shares	Electronics/electric	A-	A3

Kraft Foods Inc.	NYSE	KFT	Class A	Food products	A	Baa1

Building and
Lennar Corporation	NYSE	LEN	Class A	development	BBB	Baa2

Retailers (except food
Limited Brands, Inc.	NYSE	LTD	Common Stock	and drug)	BBB	Baa2

Liz Claiborne, Inc.	NYSE	LIZ	Common Stock	Clothing/textiles	BBB	Baa2

Louisiana-Pacific
Corporation	NYSE	LPX	Common Stock	Forest products	BBB-	Baa3

Building and
M.D.C. Holdings, Inc.	NYSE	MDC	Common Stock	development	BBB-	Baa3

Manor Care, Inc.	NYSE	HCR	Common Stock	Health care	BBB- *-	Baa3

Marriott International, Inc.	NYSE	MAR	Class A	Lodging and casinos	BBB+	Baa2

Marsh & McLennan
Companies, Inc.	NYSE	MMC	Common Stock	Insurance	BBB	Baa2

Masco Corporation	NYSE	MAS	Common Stock	Home furnishings	BBB+	Baa1

Leisure goods/
Mattel, Inc.	NYSE	MAT	Common Stock	activities/movies	BBB-	Baa2

MBIA Inc.	NYSE	MBI	Common Stock	Insurance	AA	Aa2

McKesson Corporation	NYSE	MCK	Common Stock	Health care	BBB	Baa3

MeadWestvaco
Corporation	NYSE	MWV	Common Stock	Forest products	BBB	Baa3

Medco Health Solutions,
Inc.	NYSE	MHS	Common Stock	Health care	BBB	Baa3

Metso Corporation	OMX HELSINKI	VLM	Shares	Industrial equipment	BBB-	Baa3

May 2007	Page 15

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Portfolio Stock					S&P	Moody's
Issuer	Exchange	Ticker Symbol	Common Stock	S&P Industry	Rating[1,2,3]	Rating[1,2,4]

MGIC Investment
Corporation	NYSE	MTG	Common Stock	Insurance	A	A1

Mohawk Industries, Inc.	NYSE	MHK	Common Stock	Home furnishings	BBB-	Baa3

Telecommunications/
Motorola, Inc.	NYSE	MOT	Common Stock	cellular communications	A-	Baa1

Noble Corporation	NYSE	NE	Ordinary Shares	Oil and gas	A-	Baa1

Norfolk Southern
Corporation	NYSE	NSC	Common Stock	Rail industries	BBB+	Baa1

Olin Corporation	NYSE	OLN	Common Stock	Chemical/plastics	BBB-	Baa3

ONEOK, Inc.	NYSE	OKE	Common Stock	Utilities	BBB	Baa2

Containers and glass
Pactiv Corporation	NYSE	PTV	Common Stock	products	BBB *-	Baa2 *-

Pearson PLC	LSE	PSON	Ordinary Shares	Publishing	BBB+	Baa1

Building and
Pulte Homes, Inc.	NYSE	PHM	Common Stock	development	BBB	Baa3

Quest Diagnostics
Incorporated	NYSE	DGX	Common Stock	Health care	BBB+	Baa2 *-

R.R. Donnelley & Sons
Company	NYSE	RRD	Common Stock	Publishing	BBB+	Baa2

Radian Group Inc.	NYSE	RDN	Common Stock	Insurance	A	A2 *+

Ecological services and
Republic Services, Inc.	NYSE	RSG	Common Stock	equipment	BBB+	Baa2

Rinker Group Limited	ASX	RIN	Ordinary Shares	Building and development	BBB *-	A3 *-

RPM International Inc.	NYSE	RPM	Common Stock	Chemical/plastics	BBB-	Baa3

Ryder System, Inc.	NYSE	R	Common Stock	Equipment leasing	BBB+	Baa1

Safeway Inc.	NYSE	SWY	Common Stock	Food/drug retailers	BBB-	Baa2

Sara Lee Corporation	NYSE	SLE	Common Stock	Food products	BBB+	Baa1

May 2007	Page 16

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Portfolio Stock					S&P	Moody's
Issuer	Exchange	Ticker Symbol	Common Stock	S&P Industry	Rating[1,2,3]	Rating[1,2,4]

Containers and glass
Sealed Air Corporation	NYSE	SEE	Common Stock	products	BBB	Baa3

SLM Corporation	NYSE	SLM	Common Stock	Financial intermediaries	A *-	A2 *-

Southwest Airlines Co.	NYSE	LUV	Common Stock	Air transport	A	Baa1

Spectra Energy
Corporation
Spectra Energy Capital,
LLC[5]	NYSE	SE	Common Stock	Utilities	BBB+	Baa1

Telecommunications/
Sprint Nextel Corporation	NYSE	S	Common Stock	cellular communications	BBB	Baa3

Starwood Hotels &
Resorts Worldwide, Inc.	NYSE	HOT	Common Stock	Lodging and casinos	BBB-	Baa3

STMicroelectronics N.V.	EURONEXT PARIS	STM	Common Shares	Electronics/electric	A-	A3 *-

Stora Enso Oyj	OMX HELSINKI	STERV	Series R shares	Forest products	BBB	Baa3

Sunoco, Inc.	NYSE	SUN	Common Stock	Oil and gas	BBB	Baa2

Talisman Energy Inc.	TSX	TLM	Common Shares	Oil and gas	BBB+	Baa2

Telecommunications/
TELUS Corporation	TSX	T	Common Shares	cellular communications	BBB+	Baa1

Temple-Inland Inc.	NYSE	TIN	Common Stock	Forest products	BBB *-	Baa3 *-

Textron Inc.	NYSE	TXT	Common Stock	Aerospace and defense	A-	A3

The Black & Decker
Corporation	NYSE	BDK	Common Stock	Industrial equipment	BBB	Baa2

The Dow Chemical
Company	NYSE	DOW	Common Stock	Chemical/plastics	A-	A3

The Hershey Company	NYSE	HSY	Common Stock	Food products	A+	A1

Retailers (except food
The Home Depot, Inc.	NYSE	HD	Common Stock	and drug)	A+	Aa3

The Kroger Co.	NYSE	KR	Common Stock	Food/drug retailers	BBB-	Baa2

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Portfolio Stock					S&P	Moody's
Issuer	Exchange	Ticker Symbol	Common Stock	S&P Industry	Rating[1,2,3]	Rating[1,2,4]

The Lubrizol Corporation	NYSE	LZ	Common Stock	Chemical/plastics	BBB-	Baa3

The New York Times
Company	NYSE	NYT	Class A	Publishing	BBB+ *-	Baa1

The PMI Group, Inc.	NYSE	PMI	Common Stock	Insurance	A	A1

Building and
The Ryland Group, Inc.	NYSE	RYL	Common Stock	development	BBB-	Baa3

The Sherwin-Williams
Company	NYSE	SHW	Common Stock	Chemical/plastics	A- *-	A3 *-

Retailers (except food
The TJX Companies, Inc.	NYSE	TJX	Common Stock	and drug)	A	A3

THOMSON	EURONEXT PARIS	TMS	Shares	Electronics/electric	BBB-	Baa2

Leisure
Time Warner Inc.	NYSE	TWX	Common Stock	goods/activities/movies	BBB+	Baa2

Building and
Toll Brothers, Inc.	NYSE	TOL	Common Stock	development	BBB-	Baa3

TransAlta Corporation	TSX	TA	Common Shares	Utilities	BBB	Baa2

Union Pacific
Corporation	NYSE	UNP	Common Stock	Rail industries	BBB	Baa2

Universal Health
Services, Inc.	NYSE	UHS	Class B	Health care	BBB	Baa3

UPM-Kymmene
Corporation	OMX HELSINKI	UPM1V	Common Shares	Forest products	BBB	Baa2

Valero Energy
Corporation	NYSE	VLO	Common Stock	Oil and gas	BBB	Baa3

Broadcast radio and
Viacom Inc.	NYSE	VIA	Class A	television	BBB	Baa3

Washington Mutual, Inc.	NYSE	WM	Common Stock	Financial intermediaries	A-	A2

Ecological services
Waste Management, Inc.	NYSE	WMI	Common Stock	and equipment	BBB	Baa3

Weyerhaeuser Company	NYSE	WY	Common Stock	Forest products	BBB	Baa2

Whirlpool Corporation	NYSE	WHR	Common Stock	Home furnishings	BBB	Baa2

May 2007	Page 18

Portfolio Stock					S&P	Moody's
Issuer	Exchange	Ticker Symbol	Common Stock	S&P Industry	Rating[1,2,3]	Rating[1,2,4]

Yum! Brands, Inc.	NYSE	YUM	Common Stock	Food service	BBB	Baa2

(1)	The ratings are given as of April 25, 2007 and will not be updated
(2)	The notation “*” indicates watch list. The notation “*+” indicates watch list positive, and the notation “*- ” indicates watch list negative
(3)	Long Term Foreign Issuer Credit Rating, or if not available the Long Term Local Issuer Credit Rating
(4)	Senior Unsecured Debt Issuer Rating
(5)	Subsidiary Portfolio Stock Issuer

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Selected Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances. The notes are not secured debt and investing in the notes is not equivalent to investing directly in the portfolio stocks. The following is a non-exhaustive list of certain key considerations for investors in the notes. For a complete list of considerations and risk factors, please see the prospectus, prospectus supplement and the preliminary pricing supplement. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

■	No interest payments; no guarantee of a return at maturity. The terms of the notes differ from ordinary debt securities in that no interest will be paid. Because the stock-linked payment is variable and may equal zero, the overall return on the notes may be less than the amount that would be paid on an ordinary debt security. If twelve or more portfolio stocks experience a stock event during the valuation period, no stock-linked payment will be paid, and you will receive only the protected principal amount of $25 for each note you hold at maturity.

■	You are exposed to the closing price risk of each portfolio stock. Because the payment at maturity of the notes is based on the number of portfolio stocks that experience a stock event, the return on your investment in the notes is subject to possible downward price movements of each portfolio stock. You cannot predict the future performance of a portfolio stock based on its historical performance. The price of a portfolio stock may decrease by 90% or more from the closing price of such portfolio stock on the pricing date even though such portfolio stock has not experienced such a price decrease in the past, thus decreasing your total return at maturity.

■	The closing price of a portfolio stock on the pricing date may be significantly higher than the historical average trading price for such portfolio stock. The reference closing price for determining a 90% decrease in the closing price of such portfolio stock is the pricing date. The closing price of a portfolio stock on the pricing date may be significantly higher than the historical average trading price for such portfolio stock, which could increase the likelihood of the occurrence of a stock event with respect to such portfolio stock. In addition, on the pricing date, stock prices generally in the market may be significantly higher than historical averages, which could increase the likelihood of subsequent declines in stock prices over the term of the notes.

■	If any portfolio stock issuer experiences a bankruptcy, the equivalent yield on the notes will be lowered. In addition to the closing price risk of each portfolio stock, you are exposed to the risk that a portfolio stock issuer experiences a bankruptcy prior to the maturity date. While the credit rating of a portfolio stock issuer on the pricing date is viewed as an indication of the level of credit risk with regard to the senior debt of each portfolio stock issuer, and, therefore, of the likelihood that a portfolio stock issuer will experience a bankruptcy, there is no guarantee that the credit rating of such portfolio stock issuer will not be downgraded over time due to the negative performance of such portfolio stock issuer.

■	The number of stock events the portfolio stocks will experience is not predictable. There can be no assurance as to how many portfolio stocks will experience a stock event over the term of the notes and consequently the stock-linked payment you will receive at maturity of the notes is unpredictable. Certain economic, financial, political, regulatory or judicial events could simultaneously affect the trading price of portfolio stocks and the financial condition of portfolio stock issuers across diverse industry categories or in a single industry. As a result, stressful economic

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conditions could lead to a stock event with respect to more than one portfolio stock, which will reduce the stock-linked payment you receive at the maturity of the notes.

■	The portfolio stock issuers are concentrated in certain geographic areas. All but 22 of the portfolio stock issuers are organized in the United States: four are organized in the United Kingdom, three are organized in each of Canada and Finland, two are organized in each of Australia, the Netherlands, Switzerland and Germany and there is one portfolio stock issuer organized in each of India, Brazil, France and Mexico. The portfolio stock issuers represent 35 different industries. The industries most prominently represented are chemicals/plastics (6.9%), building and development (6.9%), telecommunications (6.2%), insurance (6.2%), forest products (5.4%) and retailers (except food and drug) (5.4%).

■	Because the portfolio consists of 130 portfolio stock issuers which are each subject to reorganization events, it is likely that such events will affect some portfolio stocks during the term of the notes. Because the portfolio consists of 130 portfolio stock issuers which are each subject to reorganization events such as mergers and spin-offs, it is likely that such events will affect some of the portfolio stocks during the term of the notes. In event that such reorganization events do affect a portfolio stock issuers the provisions set forth under “Description of Notes – Antidilution Adjustments and Successor Provisions” and “—Spin-off of a Subsidiary Portfolio Stock Issuer” may apply and could affect which companies comprise the portfolio and the payment due to you at maturity.

■	Following a merger between portfolio stock issuers, a single stock event affecting the successor entity will be counted more than once. If two or more portfolio stock issuers merge to form a single successor entity, and a stock event occurs with respect to such successor entity, such stock event will be counted n times for purposes of determining the total number of stock events that have occurred over the ten-year term of the notes, where n is the number of portfolio stock issuers that have merged to form such successor entity. As a result, a single stock event may be counted more than once for purposes of determining the number of stock events that have occurred during the life of the notes in order to calculate the stock-linked payment due at maturity.

■	Following certain mergers with respect to a portfolio stock issuer, the price used to calculate a stock event for the resulting entity will be adjusted upward to reflect any decline in the closing price of the original portfolio stock from the pricing date. Upon the occurrence of a merger of a portfolio stock issuer into an entity having common stock that is traded on a national securities exchange, the price used to calculate a 90% decrease in the stock price of the portfolio stock for the resulting entity will be adjusted upward to reflect any decline in the closing price of the original portfolio stock on the date immediately preceding the effective date of such merger from the closing price of such portfolio stock on the pricing date. Any such upward adjustment will increase the likelihood of the occurrence of a stock event with respect to such resulting entity. You are exposed to the risk that the closing price of the original portfolio stock may be unusually low on the date immediately preceding the effective date of such merger.

■	Following a reorganization event, such as a merger, tender offer or delisting, we may appoint a successor portfolio stock issuer on the basis of the condition of the original portfolio stock issuer taking into account the effect of the reorganization event. Following a reorganization event, such as a merger, spin-off, tender offer, delisting or going private transaction concerning a portfolio stock issuer, we may appoint a successor portfolio stock issuer from the same general industry group with debt that carries a credit spread that is equivalent to the credit spread of the debt of the original portfolio stock issuer after the reorganization event. Thus, any replacement portfolio

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stock issuer will reflect the condition of the original portfolio stock issuer taking into account the reorganization event, not the condition of the original portfolio stock issuer on the pricing date.

Following any such replacement, you will become subject to the closing price risk of the successor portfolio stock as well as to the bankruptcy risk of the successor portfolio stock issuer.

In addition, we may, at our reasonable discretion, cause the calculation agent to alter the specified antidilution adjustments or successor provisions if we determine that such existing adjustments or successor provisions do not properly take into account the economic consequences of the events enumerated in such antidilution adjustments. Any alterations to the specified antidilution adjustments may be materially adverse to investors in the notes.

■	In the case of two portfolio stock issuers, if the relevant subsidiary portfolio stock issuer is spun-off, the subsidiary portfolio stock issuer will become an additional portfolio stock issuer. However, you will no longer be exposed to stock events with respect to the parent portfolio stock issuer. In the case of two portfolio stock issuers, if the relevant subsidiary portfolio stock issuer is spun-off from its parent portfolio stock issuer, it will become an additional portfolio stock issuer. You will then be exposed to a stock event concerning decreases in the closing price of the spun-off subsidiary portfolio stock issuer as well as the bankruptcy risk of the spun-off subsidiary portfolio stock issuer. However, you will no longer be exposed to stock events with respect to the parent portfolio stock issuer. The stock price of the spun-off subsidiary portfolio stock issuer used to assess a stock event will be adjusted to reflect any changes in the closing price of the portfolio stock of the parent portfolio stock issuer from the pricing date to the date immediately preceding the effective date of such spin-off.

■	Market price of the notes may be influenced by many unpredictable factors. Numerous factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: (i) the closing price of the portfolio stocks, (ii) interest and yield rates in the market, (iii) the volatility (frequency and magnitude of changes in price) of the closing price of the portfolio stocks, (iv) the published credit rating of each of the portfolio stock issuers and the market perception of the increased likelihood of a bankruptcy with respect to any portfolio stock issuer (as may be evidenced by a downgrade by a rating agency), (v) geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the portfolio stocks or stock markets generally and which may affect the closing price of the portfolio stocks or the bankruptcy risks faced by portfolio stock issuers, (vi) the dividend rate on the portfolio stocks, (vii) the time remaining until the notes mature, and (viii) the creditworthiness of the issuer.

■	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging its obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley, as a result of dealer discounts, mark-ups or other transaction costs.

■	No affiliation with the portfolio stock issuers. Morgan Stanley is not affiliated with any of the portfolio stock issuers and the portfolio stock issuers are not involved with this offering in any way. Consequently, we have no ability to control the actions of the portfolio stock issuers, including a portfolio stock issuer’s ability to avoid the occurrence of a stock event. The portfolio stock issuers have no obligation to consider your interests as an investor in the notes in taking any corporate actions that might result in a stock event or affect the value of your notes.

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■	Investing in the notes is not equivalent to investing in the portfolio stocks. Investing in the notes is not equivalent to investing in the portfolio stocks. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the portfolio stocks.

■	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of Morgan Stanley. Any decline in the our credit ratings may affect the market value of the notes.

■	Economic interests of the calculation agent may be potentially adverse to the investors. The calculation agent is our affiliate. Any determinations made by the calculation agent may affect the payout to investors at maturity.

■	Secondary trading may be limited. The notes will not be listed on any securities exchange and there may be little or no secondary market and if you do sell the notes prior to maturity, the price you receive may be less than the price you originally paid for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow an investor to sell the notes easily or at a price that it desires. Morgan Stanley currently intends to act as a market maker for the notes but is not required to do so.

■	Hedging and trading activity by affiliates of the Issuer could adversely affect the price of the portfolio stocks and the value of the notes. MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the notes, including trading in credit default swaps on the portfolio stock issuers. MS & Co. and some of our other subsidiaries also trade the portfolio stocks and other financial instruments related to the portfolio stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities on or prior to the pricing date could potentially increase the closing price of the portfolio stocks on the pricing date, and therefore, the reference price for determining the occurrence of a stock event with respect to such portfolio stocks. Additionally, such trading activities during the term of the notes could potentially decrease the trading price of the portfolio stocks during such period, and, accordingly, affect the likelihood of the occurrence of a stock event with respect to such portfolio stocks or portfolio stock issuers.

May 2007	Page 23